EXHIBIT 99.6

                           AMENDMENT NO.1 TO AGREEMENT

     Reference is made to the Agreement made the 7th day of February, 2006 (the "Agreement"), by and among Sandell Asset Management Corp. ("Sandell"), 40 West 57th Street, New York, NY 10019, and Trian Fund Management, L.P. ("Trian"), 280 Park Avenue, 41st Floor, New York, NY 10017, with respect to H. J. Heinz Company, a Pennsylvania corporation. The parties hereto desire to amend the Agreement pursuant to this Amendment, made as of the 15th day of September, 2006 (this "Amendment"). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Agreement.

     The parties hereto agree as follows:

1. AMENDMENT. The provisions of Section 5 of the Agreement are hereby deleted and replaced in their entirety with the following:

     "This Agreement shall terminate on December 1, 2006; PROVIDED, HOWEVER, that the provisions set forth in Section 3 hereof and the governing law provisions set forth in Section 6(a) hereof shall survive any termination of this Agreement."

2.  MISCELLANEOUS.

     (a) Except as described in Section 1 above or in the agreement executed and delivered on September 15, 2006 among Bear, Stearns & Co. Inc., Trian and Sandell, the terms and provisions of the Agreement shall remain in full force and effect.

     (b) This Amendment may be executed in counterparts.

         IN WITNESS WHEREOF, the undersigned have entered into this Amendment as of the day and year first above written.

TRIAN FUND MANAGEMENT, L.P.                  SANDELL ASSET MANAGEMENT CORP.
By:  Trian Fund Management GP, LLC,
     its General Partner


By: /s/ EDWARD P. GARDEN                     By: /s/ THOMAS E. SANDELL
   ---------------------------------             -------------------------------
    Name:   Edward P. Garden                     Name:  Thomas. E. Sandell
    Title:  Member                               Title: Chief Executive Officer